UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 26, 2022

Impac Mortgage Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-14100	33-0675505
(Commission File Number)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

(949) 475-3600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $0.01 par value	IMH	NYSE American
Preferred Stock Purchase Rights	IMH	NYSE American

Item 1.01	Entry into a Material Definitive Agreement

On August 26, 2022, the Board of Directors of Impac Mortgage Holdings, Inc. (the “Company”) approved, and on August 26, 2022, the Company entered into, a First Amendment to Tax Benefits Preservation Rights Agreement (the “First Amendment”), which amends the Tax Benefits Preservation Rights Agreement, dated as of October 23, 2019 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as rights agent. American Stock Transfer & Trust Company, LLC also serves as to the Company’s transfer agent.

Under the First Amendment, (i) each Right (as defined in the Rights Agreement), if exercisable, will initially represent the right to purchase from the Company one one-thousandth of a fully paid, non-assessable share of the Series A-1 Junior Participating Preferred Stock, par value $0.01 per share, for a purchase price of $2.30 (the “Purchase Price”) (which Purchase Price was modified in light of the decreased trading price of the Company’s common stock since the adoption of the Rights Plan on October 23, 2019), and (ii) the Final Expiration Date (as defined in the Rights Agreement) will be extended from October 22, 2022 to October 22, 2025. The First Amendment also provides that the Rights will no longer be exercisable if the Company’s stockholders do not approve the First Amendment at the Company’s 2023 Annual Meeting of Stockholders (or any adjournment or postponement thereof).

The First Amendment was not adopted as a result of, or in response to, any effort to acquire control of the Company. The First Amendment has been adopted in order to preserve for the Company’s stockholders the long-term value of the Company’s net operating loss carry-forwards for United States federal income tax purposes and other tax benefits.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 4.1 hereto and is incorporated herein by reference. The Rights Agreement and a description of its material terms were filed with the Securities and Exchange Commission in Current Reports on Form 8-K on October 23, 2019.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 26, 2022, the Company received a notification (the “Deficiency Letter”) from the NYSE American LLC (the “NYSE American”) stating that the Company was not in compliance with a certain NYSE American continued listing standard relating to stockholders’ equity. Specifically, the Deficiency Letter stated that the Company is not in compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the NYSE American Company Guide, which requires an issuer to have, respectively, stockholder’s equity of $4 million or more if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years and stockholders’ equity of $6.0 million or more if it has reported losses from continuing operations and/or net losses in its five most recent fiscal years. The Deficiency Letter noted that Company had stockholders’ equity of $3.5 million as of June 30, 2022, and has reported net losses from continuing operations in its five most recent fiscal years ended December 31, 2021.

The Company is required to submit a plan to the NYSE American by September 26, 2022 advising of actions it has taken or will take to regain compliance with the continued listing standards by February 26, 2024. The Company intends to submit a plan by the deadline. If the Company fails to submit a plan or if the Company’s plan is not accepted, or if the Company does not make progress consistent with the plan, or if the Company fails to regain compliance by the deadline, the NYSE American may commence delisting procedures. If the plan is accepted, the Company will also be subject to periodic NYSE American reviews, including quarterly monitoring for compliance with the plan.

The Company’s common stock, par value $0.01 per share (“Common Stock”), will continue to be listed on the NYSE American while it attempts to regain compliance with the listing standard noted, subject to the Company’s compliance with other continued listing requirements. The Common Stock will continue to trade under the symbol “IMH,” but will have an added designation of “.BC” to indicate that the Company is not in compliance with the NYSE American’s listing standards. The NYSE American notification does not affect the Company’s business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company’s material agreements.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.03 by reference.

Item 9.01	Exhibits

Exhibit Number

4.1	First Amendment to Tax Benefits Preservation Rights Agreement, dated as of August 26, 2022, by and between Impac Mortgage Holdings, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent.

99.1	Press Release dated August 29, 2022 announcing the receipt of notice of noncompliance from the NYSE American.

104	Cover Page Interactive Data File (embedded within the XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MORTGAGE HOLDINGS, INC.

Date: August 29, 2022

	By:	/s/ Joe Joffrion
	Name:	Joe Joffrion
	Title:	Senior Vice President and General Counsel